Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to that certain Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of February 21, 2018, by and between The Howard Hughes Corporation, a Delaware corporation (the “Company”) and David R. O’Reilly (the “Executive”), is entered into effective as of June 24, 2020 (the “Amendment Effective Date”).

RECITALS

WHEREAS, pursuant to Section 12(a) of the Employment Agreement, the Employment Agreement may be amended by a writing signed by Executive and the Company; and

WHEREAS the parties desire to enter into this Amendment to reflect Executive’s new title as President and Chief Financial Officer of the Company and corresponding changes in compensation.

NOW, THEREFORE, in consideration of the mutual recitals, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto acknowledge and agree that the Employment Agreement is amended as set forth below, effective as of the Amendment Effective Date:

1.            Section 2(a)(i) of the Employment Agreement is amended by replacing the references to “Chief Financial Officer” therein with “President and Chief Financial Officer”.

2.            Section 2(b)(i) of the Employment Agreement is amended by replacing the reference to “$500,000” therein with “$550,000”.

3.            Section 2(b)(ii) of the Agreement is amended and restated in its entirety as follows:

Annual Bonus. Commencing for calendar year 2020, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) in the targeted amount of NINE HUNDRED NINETY THOUSAND DOLLARS ($990,000) (the “Target Bonus Amount”), which shall be awarded each year during the Employment Period by the Compensation Committee of the Board (the “Compensation Committee”) based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time (the “Annual Bonus Performance Metrics”). The amount of the Annual Bonus that shall be paid to Executive each year shall be determined by the Compensation Committee based on the achievement of the Annual Bonus Performance Metrics; provided, however, that, if the Compensation Committee establishes a minimum overall performance goal that is required to be achieved for the Executive to be eligible to receive any Annual Bonus in respect of a calendar year, and that minimum overall goal is achieved for such calendar year, then the Annual Bonus for such calendar year shall be equal to at least SIXTY PERCENT (60%) of the Target Bonus Amount, but not more than ONE-HUNDRED FORTY PERCENT (140%) of the Target Bonus Amount. Notwithstanding the foregoing, for calendar year 2020, the Target Bonus Amount shall be prorated among the Target Bonus Amount (based on the period of time commencing on June 24, 2020 (the “Reference Date”) and ending on December 31, 2020) and the Executive’s annual target bonus of $900,000 in effect prior to the Reference Date (based on the period of time commencing on January 1, 2020 and ending on the date immediately prior to the Reference Date). The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15 following the end of the calendar year to which such Annual Bonus relates.

4.            Section 2(b)(iii) of the Agreement is amended and restated in its entirety as follows:

Annual Equity or Equity-Based Incentive Awards. Commencing in 2021, and continuing during each subsequent calendar year of the Employment Period, the Executive shall be eligible to receive an annual equity award (the “Annual LTIP Award”), which shall be awarded each year during the Employment Period by the Compensation Committee based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award shall be a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to ONE MILLION AND THREE HUNDRED TWENTY THOUSAND DOLLARS ($1,320,000) (the “Target LTIP Award Amount”), with the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) subject to such Annual LTIP Award determined by dividing the aggregate grant value by the closing price per share of the Common Stock on a nationally recognized exchange or as otherwise provided for in the Incentive Plan on the date of grant, which shall be awarded each year by the Compensation Committee based on the achievement of the Annual Bonus Performance Metrics for the applicable year; provided, that the Target LTIP Award Amount granted in 2021 shall be prorated among the Target LTIP Award Amount (based on the period of time commencing on the Reference Date and ending on December 31, 2020) and the Executive’s annual target long-term incentive award target of $1,200,000 in effect prior to the Reference Date (based on the period of time commencing on January 1, 2020 and ending on the date immediately prior to the Reference Date). The determination as to whether the performance goals have been achieved shall be made in the sole discretion of the Compensation Committee. The Annual LTIP Award shall be granted to the Executive at the same time that other senior executives of the Company are granted their annual equity or equity-based incentive awards but in no event later than March 15 following the end of the calendar year to which such Annual LTIP Award relates. Fifty percent (50%) of each Annual LTIP Award granted to the Executive shall provide for pro rata time vesting over five years in accordance with the terms of the applicable award agreement (the “Time Vesting LTIP Award”) and the other fifty percent (50%) of such award shall provide for performance-based vesting (the “Performance Vesting LTIP Award”). All Annual LTIP Awards shall be subject to the terms and conditions of the Incentive Plan and any applicable award agreements thereunder. For purposes of this Agreement, “Incentive Plan” shall mean The Howard Hughes Corporation 2020 Equity Incentive Plan, as in effect from time to time (and any successor plan thereto)

5.            Except as set forth in this Amendment, all other terms and provisions of the Employment Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Employment Agreement to “this Agreement”, “hereunder”, “herein” or words of like import shall mean and be a reference to the Employment Agreement, as amended or otherwise modified by this Amendment, and the Employment Agreement as amended hereby remains in full force and effect in accordance with its terms.

6.            This Amendment may be executed in counterparts, each of which shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment of the date first above written.

THE HOWARD HUGHES CORPORATION

By:	/s/ Paul Layne
Name: Paul Layne
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

David R. O’Reilly

/s/ David R. O’Reilly

[Signature Page to O’Reilly Employment Agreement Amendment]